Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Investor Relations
Telephone: 712.732.4117

Meta Financial Group, Inc.® Announces A Delay in Filing Quarterly Report and Investigation into Possible Employee Defalcation

Storm Lake, Iowa — February 15, 2008 — Meta Financial Group, Inc. (NASDAQ Global Market — “CASH”) announced in a SEC Form 12b-25 filing dated February 15, 2008, that the filing of its quarterly report on Form 10-Q will be delayed pending the engagement of its new independent accountant and such independent accountant’s review of the Company’s Form 10-Q prior to the filing thereof in accordance with SEC regulations.  In the same filing, it was also announced that the Company is currently investigating a possible material defalcation at its MetaBank subsidiary.

With the possible exception of the matter discussed below, it is anticipated that the results of operations for the quarter ending December 31, 2007 will be markedly improved at an approximate net loss between $0.3 million and $0.8 million compared to the corresponding prior year quarter which showed a net loss of $2.7 million.  The prior year quarter contained a $4.8 million provision for loan losses (before income tax benefit) relating to an impairment of a commercial loan, while the current quarter ended December 31, 2007 contained a negative provision of $0.2 million (before income tax benefit).  Net interest income is expected to show an increase of approximately 4% due to growth in the loan portfolio and a continuing widening of net interest margin.  Non-interest income is expected to be about 50% higher than the previous year due to growth in the Meta Payment Systems (MPS) segment.  Finally, non-interest expense is expected to be nearly 50% higher than the same period last year also due to growth at MPS.  It should be noted that these amounts should be considered preliminary due to the aforementioned pending engagement of new independent accountants and their review of the financial statements.

The Company recently became aware of a possible material defalcation at its MetaBank subsidiary.  The defalcation appears at this stage of MetaBank’s investigation to have been perpetrated by a former employee over a period of years, and involves the issuance, through one or more brokers, of apparently bogus certificates of deposit to a range of financial institutions, some of which have now claimed monies due and owing from MetaBank.  It is notable that certain actions allegedly taken by this employee occurred prior to the implementation of customer identification programs mandated by the US Patriot Act.  MetaBank currently estimates that fraudulent certificates of deposit in the approximate amount of $3.8 million and bearing MetaBank’s name are currently outstanding, but the investigation is continuing and no assurance can be provided that additional fraudulent certificates will not come to light.  In addition to law enforcement authorities, MetaBank has notified its fidelity bond insurer of the apparent scheme.  The Company has in place a Depository Institutions Blanket Bond that insures MetaBank for “[l]oss resulting directly from dishonest or fraudulent acts of an Employee committed alone or in collusion with others.”  This Bond should provide coverage for the loss sustained by the Company, if any, as a result of this possible defalcation.  Since the Company has not yet filed a formal claim it cannot at this time guarantee that the insurer will provide coverage.  The Company is continuing its investigation of the alleged defalcation, and will consult with its new independent accountant to determine the appropriate financial statement treatment.

SAFE HARBOR STATEMENT UNDER THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company and its wholly-owned subsidiaries, MetaBank, MetaBank West Central, and Meta Trust Company, may from time to time make written or oral “forward-looking statements,” including statements contained in this release and in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems division; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services laws and regulations; technological changes; acquisitions; litigation; changes in consumer spending and savings habits; the success of the Company at managing and collecting assets of borrowers in default and managing risks involved in its litigation; and the results of the Company’s investigation into an alleged defalcation by a former employee and other matters.

The foregoing list of factors is not exclusive.  Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC.  The Company does not undertake, and expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.